EXHIBIT 1

AWARD CHART

						PERFORMANCE SHARE
NAME OF OFFICER AND	STOCK OPTIONS (# OF		AMIPII AWARDS (MAXIMUM $		CORPORATE AND/OR DIVISION	AWARDS (#OF
TITLE	SHARES)[1]		VALUE)2	GOALS[3]		SHARES)[4]

Kendrick B. Melrose, CEO	2,000		1,163,000	Corporate Only		None

Michael J. Hoffman, President & COO	20,000		715,000	Corporate only		18,000

Stephen P. Wolfe, Vice President & CFO	10,700		384,800	Corporate Only		9,600

Karen M. Meyer, Vice President, Administration	10,200		362,600	Corporate Only		9,000

Timothy A. Ford, Group Vice President	8,100		336,400	Corporate Only		7,200

J. Lawrence McIntyre, Vice President, Secy. & General Counsel	7,000		275,000	Corporate Only		6,200

Sandra J. Meurlot, Vice President, Operations	4,400		248,000	Corporate Only		4,000

Michael D. Drazan, Vice President, Corporate Information Systems	3,600		199,000	Corporate Only		3,200

Randy B. James, Corporate Controller	2,800		165,800	Corporate Only		2,400

Philip A. Burkart, Vice President & General Mgr,
Irrigation Business	3,300		227,000		Corporate and Division	3,000

William E. Brown, Jr., Vice President & General Manager,
Commercial Business	3,600		198,000		Corporate and Division	3,200

Dennis P. Himan, Vice President & General Mgr. -
International	3,600	212,400		Corporate and Division	3,200

Thomas M. Swain, General Manager,
Consumer Business	4,100	157,600		Corporate and Division	3,600

Richard W. Rodier, General Manager,
LCB-Toro	3,100	134,400		Corporate and Division	2,800

Mark B. Stinson,
General Manager	3,100	134,400		Corporate and Division	2,800

1 The exercise price per share for each option granted was $74.04, the closing price of one share of Toro Common Stock, par value $1.00 per share, on the New York Stock Exchange on December 2, 2004, the date of grant.

2 Amounts shown for AMIP II Awards for fiscal 2005 are the maximum amount that could be paid under each award, if performance goals are achieved at maximum levels, and are subject to reduction, including to zero, if goals are achieved at target or lower levels. The goals for 2005 are based on Earnings Per Share and Average Net Asset Turns for corporate participants.

3 Division participants’ awards are based on corporate goals and goals applicable to their respective division, and are based on controllable profit contribution and current asset turns.

4 Amounts shown for Performance Share Awards for the three year award term of fiscal 2005 through 2007 are the maximum number of shares that could be shown, if performance goals are achieved at maximum levels, and are subject to reduction, including to zero. If performance goals are achieved at the target level, the payout would be 50% of the maximum level. The goals for this award term are based on Cumulative Average Net Assets Turns and Cumulative Net Income Plus After-Tax Interest.